Chembio Awarded Phase II NIH Grant for Rapid TB Test on DPP® Platform

Continuing Collaboration with the Infectious Disease Research Institute  (IDRI)

MEDFORD, N.Y. (February 24, 2011) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) has been awarded a three-year $2.9 million Small Business Innovative Research (SBIR) Phase II grant from the United States National Institutes of Health (NIH) to continue development of a simple, rapid, accurate, and cost-effective serological test for active tuberculosis that can be utilized in resource-limited settings. Chembio developed a prototype of this test in the Phase I work in collaboration with the Infectious Disease Research Institute (“IDRI”); this collaboration will continue in this second phase of the research and development grant as well.  The grant is effective March 1, 2011.

Tuberculosis is a chronic infectious disease, with an estimated 2 billion people currently infected worldwide and several million new cases each year. Current methods of diagnosis are slow, unreliable, and/or impractical in the field settings where the disease burden is the greatest. New diagnostics are urgently needed to address this global health problem by improving control programs.

The prototype test developed during the Phase I work uses the innovative Dual Path Platform (DPP®) technology developed and patented by Chembio, together with selected antigens from a large panel of novel recombinant antigens identified at IDRI, a Seattle-based biotechnology research organization dedicated to technologies that address diseases in the developing world.

Chembio is budgeted to receive approximately 63.5% of the awarded amount, or approximately $1,842,700, if award funding continues over the full three years as is expected; IDRI would receive the balance as a subcontractor to Chembio.  The grant award budget is approximately equal in each grant year, or approximately $967,000 per year.  As in all such grants, award funding in the second and third years is subject to satisfactory progress and availability of funds.

The Phase I studies demonstrated the feasibility of developing a rapid and accurate test for tuberculosis with required diagnostic performance characteristics (sensitivity >80%, specificity >95%). Scientists at Chembio and IDRI have identified novel serodiagnostic targets involved in the antibody response in patients with pulmonary tuberculosis and designed a set of polyepitope fusion proteins. Integrating these high-performing antigens in the Chembio proprietary DPP® technology resulted in developing a test prototype showing sensitivity of 81% and specificity of 95% in pilot evaluations of patients with active tuberculosis in endemic regions. In Phase II, the proposed rapid (15 minutes) point-of-care DPP® test for tuberculosis will be fully developed, optimized, and evaluated in multi-center clinical trials in several countries, followed by validation of production protocols, preparation for regulatory approval and commercialization.

Lawrence A. Siebert, Chembio’s President, commented, “We look forward to completing the Phase II work so that we can provide a practical tool in the diagnosis of tuberculosis.  We appreciate the outstanding work that Dr. Konstantin Lyashchenko, the Chembio TB project team and our collaborators at IDRI, have all done to receive this Phase II grant and to address a large global health need”.

Dr. Steven G. Reed, IDRI's Founder and Head of Research and Development indicated, "We at IDRI see this Phase II funding as validation that our proprietary reagents, combined with Chembio’s DPP® technology, can contribute to more effective management of tuberculosis – and a reduction in the burden of this dangerous disease.  IDRI’s collaboration with Chembio is a nice example of how public private partnerships translate good science into field-appropriate solution.”

About IDRI

IDRI is a Seattle-based not-for-profit organization committed to applying innovative science to the research and development of products to prevent, detect, and treat infectious diseases of poverty. By integrating capabilities — including early stage drug discovery, preclinical testing, manufacturing, and clinical trials — IDRI strives to create an efficient pathway bringing scientific innovation from the laboratory to the people who need it most.  For more information, go to www.idri.org.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere Inc., formerly Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
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